Exhibit 99.1

Tel Instruments Electronic Corp. Announces First Quarter Results

CARLSTADT, N.J.--(BUSINESS WIRE)--Tel Instrument Electronics Corp. (AMEX: TIK) announced today its results of operations for the quarter ended June 30, 2008 (fiscal year 2009).

	Three Months Ended
	June 30, 2008	June 30, 2007
Sales	$3,551,975	$2,955,739
Net income from continuing operations	20,591	(71,742)
Net income from discontinued operations	22,420	(11,632)
Total net income	$43,011	$(83,374)
Net income per share, basic	$0.02	($0.04)
Net income per share, diluted	$0.02	($0.04)

In the first quarter of fiscal year 2009, the Company’s sales increased to $3.5 million and the company recorded a net profit of $43,011. This included net income of $20,591 from continuing operations and net income of $22,420 from discontinued operations. Net income in the first quarter was limited by high engineering costs for the CRAFT program and a low gross profit margin on the AN/ARM-206 (ITATS) pilot production contract. These engineering costs associated with CRAFT should decline as the program nears completion, and the gross profit should increase when the Company begins delivering production units of the AN/ARM-206. Despite continued weakness in the commercial aviation market, Tel anticipates a return to profitable operations for the 2009 fiscal year due primarily to a strong increase in projected military sales of its legacy products and the commencement of AN/USM-719 and AN/ARM-206 test set deliveries.

The increased sales and income in the first quarter of 2009 fiscal year were the result of increased sales of legacy products and the commencement of sales to the U.S. Army under two large IDIQ (Indefinite Delivery/Indefinite Quantity) contracts for Tel’s T-30D and T-47N products. As previously reported, these IDIQ Army contracts have an aggregate value of $5.9 million over the next five years, and the company has received delivery orders under these contracts in the amount of $1.3 million. The Company believes that additional units under these IDIQ contracts may be ordered and delivered during the current fiscal year.

Over the last several years, Tel has aggressively invested in revitalizing its product line with three cutting edge products now nearing completion, including two variants of CRAFT (AN/USM 708 and AN/USM-719), and the AN/ARM-206 TACAN bench test set. The CRAFT products are still the only Mode 5 flight line test sets under contract with the U.S. Military. Tel will begin pilot production shipments of the AN/USM-719 in the second quarter of this fiscal year and continues to work to finalize the AN/USM-708 product, with the Navy technical evaluation process scheduled to commence later this year. To date, the Navy has exercised CRAFT production options for 98 pilot production units out of a maximum IDIQ contract of 1,200 units. The AN/ARM-206 design combines advanced digital technology with state of the art automated testing capabilities. This product will enter Navy technical evaluation this calendar year with production deliveries expected in the fourth quarter of this fiscal year. This IDIQ contract is for up to 180 units with a maximum contract value of $12 million.

As revenues have increased this quarter, cash and working capital have improved from March 31, 2008. The Company believes that it has adequate liquidity, borrowing resources and backlog to fund operating plans for the next 12 months, and until deliveries of its new units commence.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600